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                                                                      EXHIBIT 20

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                             DAYTON HUDSON CORPORATION

                                                                    NEWS RELEASE
FOR IMMEDIATE RELEASE
                                                    Contacts:  Media: Susan Eich
                                                                  (612) 304-0700

                                                           Investor:  Susan Kahn
                                                                  (612) 370-6735

                    DAYTON HUDSON DECEMBER SALES UP 11.2 PERCENT

          MINNEAPOLIS, Jan. 8, 1998 -- Dayton Hudson Corporation today reported that its net retail sales for the five weeks ended Jan. 3, 1998 increased 11.2 percent to $4.710 billion from $4.236 billion a year ago. Comparable-store sales increased 6.4 percent from the same period a year ago.
          "While the holiday season developed late, we are pleased with our December sales performance at all three divisions," said Bob Ulrich, chairman and chief executive officer of Dayton Hudson Corporation.
          December and year-to-date sales by operating division were as follows:
     - Target's total sales for the month increased 14.7 percent and comparable-store sales increased 6.4 percent. Year-to-date, Target's total sales increased 13.8 percent and comparable-store sales increased 5.7 percent.
     - Mervyn's total sales for the month increased 0.6 percent and comparable-store sales increased 6.9 percent. Year-to-date, Mervyn's total sales decreased 3.9 percent while comparable-store sales increased 1.9 percent.
     -    The Department Store Division's total sales for the month increased
          4.1 percent and comparable-store sales increased 5.6 percent. Year-to-date, the Department Stores total sales increased 0.7 percent and comparable store sales increased 1.0 percent.
          Total company sales for the 48 weeks ended Jan. 3, 1998 were $25.548 billion, up 9.2 percent from $23.395 billion in the same period a year ago. Comparable-store sales for the 48-week period were up 4.6 percent compared to the same period last year.
          Dayton Hudson Corporation specializes in large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores. The company operates 1,135 stores in 39 states. This includes 797 Target stores, 273 Mervyn's stores and 65 Department Stores.
          Dayton Hudson news releases are available through Company News on Call by fax at 800-758-5804 extension 342677 (DHCorp) or at http://www.prnewswire.com.
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               777 Nicollet Mall, Minneapolis, Minnesota  55402-2055

TARGET       MERVYN'S        DAYTON'S        HUDSON'S        MARSHALL FIELD'S